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                                                                   EXHIBIT 10.10


                            FORM OF CONTINGENT NOTE


$2,150,625                                                     July 1, 1999


        FOR VALUE RECEIVED, the undersigned, J2 Communications ("Obligor") promises to pay to the order of James P. Jimirro or his lawful assignee ("Holder"), the principal sum of Two Million One Hundred Fifty Thousand Six Hundred Dollars ($2,150,625) in lawful money of the United States, or if less than such principal amount has been advanced hereunder, the aggregate unpaid principal balance of this Note, with interest thereon in like lawful money, at the rate provided below from the date such principal is advanced until payment in full thereof.

         This Note is referred to and is executed and delivered pursuant to that
certain Restated Employment Agreement, dated as of September   , 1999 (as it may
be amended, supplemented or otherwise modified from time to time, the "Employment Agreement"), between the Obligor and the Holder. Capitalized terms not otherwise defined herein, shall have the meanings ascribed thereto in the Employment Agreement. Reference is hereby made to the terms and conditions of the Employment Agreement for a more complete statement of the terms and conditions of the under which the amounts due hereunder are to be paid. The Employment Agreement, among other things, provides (a) for the issuance of one or more Contingent Notes upon Holders election to waive all or a portion of his compensation, (b) the acceleration of the maturity hereof upon the happening of certain stated events, including but not limited to a Change of Control (as defined in the Employment Agreement) and also for prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and (c) for changes in the interest rate hereof upon the terms and conditions specified therein.

         The outstanding principal amount hereof (including, to the extent permitted by law, on interest thereon not paid when due) shall bear interest from the date made until paid in full in cash at a fluctuating rate equal 7% per annum (the "Base Rate"). The total amount owing hereunder is referred to herein as the "Obligation."

         All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed. Interest not paid when due at the Maturity Date (as defined below) shall accrue at a rate equal to 5% per annum (the "Default
Rate) over the Base Rate. The maturity date (the "Maturity Date") for the Obligations owing hereunder shall be 5 business days after the occurrence of a "Change of Control."

         Except as otherwise provided herein, all interest shall be payable in arrears upon a "Change of Control." "Change in Control" means either (i) a Change of Control as defined under the Employment Agreement of (ii) a change in control of the Company occurring after the date of this Note of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a






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Change in Control shall be deemed to have occurred if after the date of this
Agreement


         Each of the following specified events hereby constitutes and is herein referred to individually as an "Event of Default":

                  (a) Obligor's failure to make (or cause to be made) any payments to the Holder under this Note when the same are due and not cured; or


                  (b) Default in the due and timely observance or performance of the material terms, provisions, covenants, conditions, agreements or obligations of Obligor contained in this Note which would adversely and materially affect the validity, perfection or priority of the security interest of the Holder in the Collateral, or the value of the Collateral or the Note and failure to cure same within ten (10) business days of Holder's written notice concerning such failure; or

                  (c) Suspension by Obligor of its business operations and failure to reinstate operations within twenty (20) business days of such suspension; or

                  (d) Obligor transfers all or substantially all of its assets to a third party other than Holder who is approved by Holder, in Holder's sole and absolute discretion; or

                  (e) The acquisition by a third party, other than Holder or an affiliate of Obligor, of all of the outstanding shares of common stock of Obligor.

         At the Holder's option, upon the occurrence of an Event of Default, and at any time thereafter if such Event of Default shall then be continuing:

                  (a) Unless such Event of Default is cured within the time period provided for hereunder, the Indebtedness may, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Obligor, be forthwith called due and payable, if not otherwise then due and payable (anything in this Note or other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding) and the Maturity Date shall be accelerated accordingly;

                  (b) The Holder may pursue the remedies afforded to it hereunder or under any of the documents executed in connection herewith, or any other remedy afforded to it by law or equity, and the Holder may, at its option, do and perform all other acts and things reasonably necessary for the proper preservation and protection of its rights hereunder, or pursuant to the Restated Security Agreement, all at the cost and expense of Obligor, which amount so expended shall constitute costs recoupable by the Holder; and





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                  (c) The Holder may, at its option, engage others to exercise or discharge any of its rights or obligations hereunder. The amounts payable to such others by the Holder shall be recoupable by the Holder.

         No provision of this Note shall be deemed to establish or require the payment of interest of a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). In the event that the interest required to be paid under this the Note exceeds the Maximum Legal Rate, the interest required to be paid hereunder or under the Note shall be automatically reduced to the Maximum Legal Rate. In the event any interest paid exceeds the then applicable interest rate, the excess of such interest over the maximum amount of interest permitted to be charged shall automatically be deemed to reduce the accrued and unpaid fees and expenses due to the Holder under this Note, if any; then to reduce the accrued and unpaid interest, if any; and then to reduce principal of the Loan; the balance of any excess interest remaining after the application of the foregoing, if any, shall be refunded to the Obligor.

         If any of the Obligations owed hereunder are not paid when due (whether by acceleration or otherwise), then all of the Obligations shall bear interest at the Default Rate applicable thereto until so paid; and if any other Default or Event of Default occurs, then at the election of the Holder, while any such Default or Event of Default is outstanding, all of the Obligations shall bear interest at the Default Rate applicable thereto. Interest calculated at the Default Rate shall be immediately due and owing and shall accrue and be payable from the date such payment was due to and including the date of payment.

         All payments in respect of this Note shall be made to Holder at 10787 Wilshire Blvd., Penthouse Two, Los Angeles, CA 90024, or at such other place as may be designated in writing by the Holder for such purpose in accordance with the terms of the Employment Agreement.

         The principal and all accrued and unpaid interest thereon shall be due and payable in full as provided herein. Such payment is subject to earlier acceleration and/or mandatory prepayments as provided in the Employment Agreement. Upon the occurrence of an Event of Default the whole sum of principal and interest then due and owing hereunder shall be immediately due and payable.

         If this Note is not paid in full on the Maturity Date, the Obligor promises to pay all reasonable costs and expenses of collection and reasonable attorneys' fees and expenses and court costs incurred by the holder hereof on account of such collection whether or not suit is filed thereon.

         The amounts and rates of all Loans made pursuant hereto and all amounts paid or repaid on this Note shall be indicated on the Holder's books with respect to this Note and shall constitute prima facie evidence of the amounts and dates of such Loans.

         The Obligor waives protest, diligence, presentment, demand for payment, notice of




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default or nonpayment, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and to the fullest extent permitted by law, all rights to assert any statute of limitations to an action hereunder.

         Each controversy, dispute or claim between the parties arising out of or relating to this Note, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which Holder or Obligor gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Note, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in Los Angeles County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP Section 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the state of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this paragraph shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.




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         Except as expressly set forth in this paragraph, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the state of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

         In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

         This Note shall be governed by and construed in accordance with the laws of the state of California without reference to conflicts of law principles in the state of California.

         IN WITNESS WHEREOF, the Obligor has executed this Note as of the date first written above.


                                         "OBLIGOR"

                                         J2 Communications


                                         By_______________________________

                                         Its______________________________




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